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                                   EXHIBIT 21

                             JONES INTERCABLE, INC.
                              LIST OF SUBSIDIARIES

Evergreen Intercable, Inc.
International Aviation, Ltd.
Jones British Acquisition, Inc.
Jones Cable Corporation
Jones Intercable of Alexandria, Inc.
Jones Intercable of Ft. Myers, Inc.
Jones Intercable of Leeds, Inc.
Jones Intercable of San Diego, Inc.
Jones Intercable of South Hertfordshire, Inc.
Jones of Wisconsin, Inc.
Jones Panorma Properties, Inc.
Jones Satellite Programming, Inc.
Jones Tri-City Intercable, Inc.
Jones U.K. Holdings, Inc.
Saturn Cable T.V., Inc.